Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS RECORD THIRD QUARTER 2007 EARNINGS, INCREASED DIVIDEND AND SHARE REPURCHASE

Lake Forest, IL October 17, 2007 — Packaging Corporation of America (NYSE: PKG) today reported record third quarter 2007 net income of $49 million, or $0.46 per share, compared to third quarter 2006 net income of $44 million, or $0.42 per share, and second quarter 2007 net income of $46 million, or $0.44 per share.  Third quarter net sales were $591 million, up 2.8% compared to $575 million in the third quarter of 2006.

Net income for the first nine months of 2007 was $126 million, or $1.20 per share, compared to $87 million, or $0.83 per share in 2006.  Net sales for the first nine months of 2007 were $1.74 billion compared to $1.63 billion in the first nine months of 2006.

In a separate release, PCA also reported today that it intends to increase the quarterly dividend on its common stock from an annual payout of $1.00 per share to $1.20 per share, and repurchase up to $150 million of its common stock over the next eighteen months.

The $0.04 per share increase in earnings, compared to the third quarter of 2006, was driven primarily by higher pricing and volume of $0.08 per share.  This improvement was partially offset by higher recycled fiber and labor and benefits costs, which totaled $0.04 per share.

PCA’s containerboard production was 632,000 tons, up 11,000 tons or 1.8% from last year’s third quarter.  Outside sales of containerboard were up about 12,000 tons and total corrugated products shipments were up 1.3%, or about 7,000 tons, compared to last year’s third quarter.  Containerboard inventories ended the quarter almost 3,500 tons below 2006 year-end levels.

Paul T. Stecko, Chairman and CEO of PCA, said, “We had another quarter of record earnings and solid operations, driven by strong sales volumes and outstanding operations in both our mills and box plants.  Our $40 per ton containerboard price increase was implemented in August, and we began the implementation of our announced box price increase in September.”

Commenting on today’s announced dividend increase and share repurchase plan, Mr. Stecko noted, “These actions reflect both our commitment to return value to our shareholders and the operating and financial strength of the company.”

“Looking ahead”, Mr. Stecko added, “we expect earnings to improve from higher box prices in the fourth quarter.  This will be partially offset by seasonally lower volume, higher fiber costs, and higher energy costs associated with colder weather.  Considering all of these items, fourth quarter earnings are expected to be about $0.49 to $0.50 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.2 billion in 2006. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 3rd Quarter 2007 Earnings Conference Call

WHEN:	Thursday, October 18, 2007
10:00 a.m. Eastern Time

NUMBER:	(866) 836-4700 (U.S. and Canada) or (703) 639-1416 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 18, 2007	1:00 p.m. Eastern Time through
	November 2, 2007	11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1152010

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future earnings and financial condition, our industry, our business strategy, our future dividend policy and the timing and amount of share repurchases.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A.  Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended September 30,
(in millions, except per share data)	2007	2006
Net sales	$591.0	$575.0
Cost of sales	(451.4)	(440.5)

Gross profit	139.6	134.5
Selling and administrative expenses	(42.0)	(41.0)
Corporate overhead	(14.0)	(14.0)
Other expense, net	(2.1)	(2.9)

Income before interest and taxes	81.5	76.6
Interest expense, net	(5.7)	(7.9)

Income before taxes	75.8	68.7
Provision for income taxes	(27.1)	(25.1)

Net income	$48.7	$43.6

Earnings per share:
Basic	$0.46	$0.42
Diluted	$0.46	$0.42

Basic common shares outstanding	104.6	103.7
Diluted common shares outstanding	105.6	104.6

Supplemental financial information:
Capital spending	$26.9	$14.8
Long term debt	677.2	686.8
Cash balance	194.1	118.2

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Nine Months Ended September 30,
(in millions, except per share data)	2007	2006
Net sales	$1,735.8	$1,634.0
Cost of sales	(1,343.2)	(1,311.0)

Gross profit	392.6	323.0
Selling and administrative expenses	(126.8)	(118.2)
Corporate overhead	(41.6)	(37.6)
Other expense, net	(5.8)	(7.6)

Income before interest and taxes	218.4	159.6
Interest expense, net	(19.8)	(24.1)

Income before taxes	198.6	135.5
Provision for income taxes	(72.5)	(48.9)

Net income	$126.1	$86.6

Earnings per share:
Basic	$1.21	$0.84
Diluted	$1.20	$0.83

Basic common shares outstanding	104.5	103.5
Diluted common shares outstanding	105.4	104.4

Supplemental financial information:
Capital spending	$68.8	$55.4